Exhibit 99.2

Treaty Energy Corporation Adds to its Board of Directors

HOUSTON, TX--Oct 22, 2009 -- Treaty Energy Corporation (OTCBB: TECO), a growth-oriented energy company in the oil and gas industry, today announced that Dan Olson, 54, has been appointed an Independent Director of the Company effective immediately.

Dan Olson has over 30 years of experience in both public and private business, and was a co-founder of Small Cap Consulting, LLC in 2004.

Mr. Olson’s focus over the years has been on start up and developmental companies.  His ability to guide companies on achievable goals and then see those goals completed has taken him into various business sectors.  The implementation of his management strategies has lead many companies from concept to reality.

Mr. Olson has managed, owned, and served as a director in both private and public companies.  He has also spent a portion of his career in mentoring Chief Executive Officers.  He holds a post graduate degree in Economics from North Dakota State University.

Randall Newton, Chairman and CEO of Treaty Energy Corporation, stated, “I find Dan Olson to be a fine man with a set of business experience and credentials that will make him a strong addition to our board as our first independent director.”

About Treaty Energy Corporation

Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition... These properties are not strategic to large exploration-oriented oil and gas companies. This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  Treaty’s headquarters is located in Houston, Texas.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:

Osprey Partners

Tel: 732-292-0982

Fax: 732-528-9065

investors@treatyenergy.com

Investor Relations:

Equiti-trend Advisors LLC

(800) 953-3350 toll-free

(858) 436-3350 local